Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Cullinan Oncology

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(3)	457(o)	—	—	—	—	—

Fees to Be Paid	Equity	Preferred Stock(4)	457(o)	—	—	—	—	—

Fees to Be Paid	Debt	Debt Securities(5)	457(o)	—	—	—	—	—

Fees to Be Paid	Other	Depositary Shares(6)	457(o)	—	—	—	—	—

Fees to Be Paid	Other	Subscription Rights(7)	457(o)	—	—	—	—	—

Fees to Be Paid	Other	Purchase Contracts(8)	457(o)	—	—	—	—	—

Fees to Be Paid	Equity	Warrants(9)	457(o)	—	—	—	—	—

Fees to Be Paid	Equity	Units(10)	457(o)	—	—	—	—	—

Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	—	$350,000,000	0.00011020	$38,570

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

Total Offering Amounts						$350,000,000(11)		$38,570

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$38,570

(1)

The amount to be registered consists of up to $350,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, depositary shares, subscription rights, purchase contracts, warrants and/or units that may be offered and sold from time to time in one or more offerings. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)

The proposed maximum initial offering prices per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement.

(3)	Includes such indeterminate amount of common stock as may be issued from time to time at indeterminate prices or upon conversion or exercise of other securities registered hereby.
(4)

Includes such indeterminate amount of preferred stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities and/or preferred stock registered hereby, or upon exercise of warrants registered hereby, as the case may be.

(5)	Includes such indeterminate principal amount of debt securities as may be issued from time to time at indeterminate prices or upon exercise of warrants registered hereby, as the case may be.
(6)	Each depositary share will be issued under a deposit agreement, will represent an interest in fractional shares of preferred stock and will be evidenced by a depositary receipt.
(7)	The subscription rights may be issued independently or together with any other security and may or may not be transferable.
(8)

The purchase contracts may be issued separately or as a part of units consisting of a purchase contract and either shares of common stock, shares of preferred stock, the registrant’s debt securities or debt obligations of third parties, including U.S. Treasury securities, any other security described in the applicable prospectus supplement, or any combination of the foregoing, securing the holder’s obligations to purchase the securities under the share purchase contracts.

(9)

Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock, preferred stock, debt securities, or depositary shares registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(10)

Each unit will be issued under a unit agreement and will represent an interest in two or more securities registered pursuant to this registration statement, which may or may not be separable from one another. Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(11)

Estimated solely for purposes of computing the registration fee. No separate consideration will be received for (i) common stock or other securities of the registrant that may be issued upon conversion of, or in exchange for, convertible or exchangeable debt securities, depositary shares, subscription rights, purchase contracts and/or preferred stock registered hereby or (ii) preferred stock, common stock, debt securities, or depositary shares that may be issued upon exercise of warrants registered hereby, as the case may be.